Council Bluffs, Iowa ----- February 13, 2015 Southwest Iowa Renewable Energy, LLC (“ SIRE ” or the "Company") announced its unaudited financial results for the three months ended December 31, 2014.

Results for the First Quarter of Fiscal 2015

		Three Months Ended December 31, 2014	Three Months Ended December 31, 2013
•	Net Income -	$9,828,000	$10,860,000
•	Gross Margin -	$16,633,000	$14,114,000
•	Modified EBITDA -	$16,664,000	$15,844,000

SIRE reported net income of $9.8 million or $737.45 per unit for the three months ended December 31, 2014, compared to a net income of $10.9 million or $826.23 per unit for the three months ended December 31, 2013.

SIRE revenue from operations was $72.5 million in the three months ended December 31, 2014 compared to $80.2 million in the the three months ended December 31, 2013.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses, and loss from debt extinguishment, was $16.7 million for the three months ended December 31, 2014, compared to $15.8 million for the three months ended December 31, 2013.

SIRE had $3.1 million in cash and cash equivalents and $30.8 million available under revolving loan agreements, for a total cash and available borrowings of $33.9 million at December 31, 2014. The cash flow from operations was $17.2 million compared to $15.8 million for the three months ended December 31, 2014 and 2013, respectively.

Brian Cahill, SIRE's President and CEO stated, “this first quarter of Fiscal 2015, we saw some of the best margins in the history of the Company, continuing the trends of the previous quarters. Corn prices have retreated back below $4.00; we averaged $3.82 per bushel during this first quarter of Fiscal 2015, which is a nice decrease over this past year's price of $4.42. However, ethanol margins in the U.S. have been very volatile towards the end of 2014. Demand for ethanol has been strong with the lower prices, both in the U.S. and abroad. The industry has continued to adjust and we expect we will have another good year."

During the first quarter of Fiscal 2015, SIRE produced 33.0 million gallons of ethanol, compared to 33.2 million gallons during the first quarter of Fiscal 2014. Cahill commented - "we continue to focus on running the plant at full capacity, with a balance of optimizing the yield and profit." SIRE recorded a $4.7 million non-cash charge in conjunction with the final payment of subordinated debt, and the related put option issued to ICM.

2015 First Quarter Highlights

•	SIRE retired all the remaining outstanding convertible subordinated debt of approximately $27.0 million.

•	In December 2014, the Company entered into new service agreements with Bunge for five years with an additional five year optional extension.

•
In December 2014, in connection with payment of the subordinated debt owed to ICM, SIRE entered into an agreement with ICM to grant ICM the right to sell to the Company their 1000 series C Units and 18 series A Units.

•	The Company made its first $1.5 million payment to FCSA/CoBank on its senior debt.
About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands)

	For the three months ended December 31,
	2014	2013
Revenues	$72,536	$80,186
Cost of Goods Sold	55,903	66,072
Gross Margin	16,633	14,114

General and administrative expenses	1,385	1,206
Interest and other expenses, net	720	2,048
Loss from debt extinguishment	4,700	—
Net Income	$9,828	$10,860

Weighted Average Units Outstanding, Basic	13,327	13,144
Weighted Average Units Outstanding, Diluted	21,415	25,516
Net Income (loss) per unit, Basic	$737.45	$826.23
Net Income (loss) per unit, Diluted	$477.56	$454.34

Modified EBITDA

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income (Loss) to Modified EBITDA for the periods indicated:

	For the three months ended
	December 31, 2014	December 31, 2013
	Unaudited	Unaudited
	in 000's	in 000's

Net Income (Loss)	$9,828	$10,860
Interest expense, net	727	2,051
Depreciation	2,891	2,857
EBITDA	13,446	15,768

Unrealized Hedging (Gain) Loss	(1,482)	76
Loss from debt extinguishment	4,700	—

Modified EBITDA	$16,664	$15,844

Modified EBITDA per unit, basic	$1,250.39	$1,205.42

Statistical Information

	Three Months Ended December 31, 2014		Three Months Ended December 31, 2013
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and undenatured Ethanol	$59,597	82.2%	$60,431	75.4%
Distiller's Grains	$10,078	13.9%	$16,794	20.9%
Corn Oil	$2,624	3.6%	$2,653	3.3%
Other	$237	0.3%	$308	0.4%

Summary Balance Sheets
(Dollars in thousands)

	December 31, 2014	September 30, 2014
	(unaudited)
ASSETS
Current Assets
Cash & restricted cash	$3,443	$9,571
Accounts receivable	4,823	5,993
Inventory	11,128	12,161
Other current assets	2,829	2,234
Total current assets	22,223	29,959
Net property and equipment	133,270	134,821
Other assets	1,989	2,006
Total Assets	$157,482	$166,786

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	7,900	8,680
Current maturities of notes payable	6,044	6,052
Total current liabilities	13,944	14,732
Total long term liabilities	32,828	51,172
Total members' equity	110,710	100,882
Total Liabilities and Members' Equity	157,482	166,786

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392